EXHIBIT 1

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Retalix Ltd. dated as of February 3, 2009 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned, shall be filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

February 3, 2009

Prisma Investment House Ltd. /s/ Yuval Gavish —————————————— By: Yuval Gavish Title: CEO

Prisma Mutual Funds Ltd. /s/ Rebecca Algrisi —————————————— By: Rebecca Algrisi Title: CEO

Prisma Provident Funds Ltd. /s/ Gil Greshler —————————————— By: Gil Greshler Title: CEO

Prisma New Provident Funds Ltd. /s/ Gil Greshler —————————————— By: Gil Greshler Title: CEO